Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Marsha Akin
Investor Relations
(630) 773-3800
www.ajg.com

ARTHUR J. GALLAGHER & CO. REACHES AGREEMENT WITH

ILLINOIS ATTORNEY GENERAL AND ILLINOIS INSURANCE DEPARTMENT

Itasca, IL, May 18, 2005 — Arthur J. Gallagher & Co. today reached a comprehensive agreement with the Illinois Attorney General and the Director of Insurance of Illinois to resolve issues related to industry-wide investigations surrounding contingent commissions. There was no lawsuit involved nor were there any findings of unlawful or deceitful conduct or that any client had been disadvantaged. Gallagher admitted no wrongdoing or liability and is not required to issue an apology.

Specifics of the agreement include:

•	Creating a $27 million fund for certain retail clients. No portion of the fund represents a fine or a penalty.

•	Eliminating contingent commissions for retail clients (in October 2004, Gallagher voluntarily announced it would not enter into retail contingent commission agreements beginning January 1, 2005).

•	Disclosing compensation for services to retail clients.

•	Providing enhanced training for employees in business ethics and compliance matters.

•	Creating a Compliance Committee of the Board of Directors.

J. Patrick Gallagher, Jr., President and Chief Executive Officer, said, “We are pleased to have concluded this matter with both the Illinois Attorney General and the Illinois Director of Insurance and we appreciate their professionalism. Gallagher has been serving our clients for over 77 years, and in 1984 we institutionalized our 25 point “Gallagher Way.” The first tenet states that we are dedicated to providing excellence in risk management services to our clients. These new measures will benefit our clients and we believe all insurance organizations should adopt similar measures.”

Gallagher will host a webcast conference call on Thursday, May 19, 2005 at 9:00 a.m. CT to review the settlement. To listen, please go to www.ajg.com.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in seven countries and does business in more than 110 countries around the world through a network of correspondent brokers and consultant. Gallagher is traded on the New York Stock Exchange under the symbol AJG.

This press release may contain certain forward-looking statements relating to future results. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected, depending on a variety of factors such as changes in worldwide and national economic conditions, changes in premium rates and in insurance markets generally and changes in securities and fixed income markets as well as developments in the area of tax legislation. Please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, for a more detailed discussion of these facts.

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